SCHEDULE 14A INFORMATION
DEFINITIVE NOTICE AND PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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____ Preliminary proxy statement	____ Confidential, for use of the Commission only [as permitted by Rule 14a-6(e)(2)].
X Definitive proxy statement.
____ Definitive additional materials.
____ Soliciting material under Rule 14a-12.
National HealthCare Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NATIONAL HEALTHCARE CORPORATION

--------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2007

4:00 PM CDT

To Our Shareholders:

We cordially invite you to attend the Annual Meeting of the Shareholders (the "Meeting") of National HealthCare Corporation (ANHC@ or the "Company").  The Meeting will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Tuesday, April 24, 2007, at 4:00 p.m. CDT, for the following purposes:

1.

To re-elect two directors;

2.

To approve and re-ratify the existing NHC “Executive Officer Performance Based Compensation Plan;”

3.

To transact such other business as may properly come before the meeting or any continuances of it.

The nominees for re-election as directors are Richard F. LaRoche, Jr. and Lawrence C. Tucker.  They currently serve as directors of the Company.

The Board of Directors (the ABoard@) has fixed the close of business on Friday, March 9, 2007 as the record date (the ARecord Date@) for the determination of shareholders who are entitled to vote at the Meeting, including any continuances. We encourage you to attend the Meeting.  Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card:

 *   FOR re-election of Mr. LaRoche and Mr. Tucker; and

 *   FOR ratification of the NHC Executive Officer Performance Based Compensation Plan.

Please sign, date, and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

John K. Lines, Sr. Vice President,

Secretary & General Counsel

March 23, 2007

Murfreesboro, Tennessee

NATIONAL HEALTHCARE CORPORATION

100 Vine Street, Suite 1400

Murfreesboro, Tennessee 37130

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PROXY STATEMENT

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ANNUAL MEETING OF THE SHAREHOLDERS

TO BE HELD APRIL 24, 2007

The accompanying proxy is solicited by NHC=s Board of Directors to be voted at the Annual Meeting of the Shareholders (the "Meeting") to be held on April 24, 2007, commencing at 4:00 p.m. CDT and at any continuances of the Meeting.  The Meeting will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee.  It is anticipated that this proxy material will be mailed on or before March 23, 2007, to all shareholders on the Record Date.  On the Record Date there were 12,528,227 shares of our common stock outstanding.

A copy of the Annual Report on Form 10-K for the Company for the year ended December 31, 2006, including audited financial statements, is enclosed.

You have the power and right to revoke the proxy at any time before it is exercised.  A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation or (ii) your proxy with a later date than the prior proxy.  Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy.

How We Count the Votes

*   Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

*   Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter.

*   If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.  Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

*   A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting.  In the election of directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required.  In other words, the director nominees receiving the greatest number of votes will be elected.  Abstentions will have no effect on the outcome of the vote.  The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the ratification of the NHC Executive Officer

Performance Based Compensation Plan.  An abstention will have the effect of a vote against this proposal.

VOTING SECURITIES AND PRINCIPAL OWNERS

The outstanding voting securities of the Company as of February 28, 2007 consisted of 12,528,227 shares of common stock, par value $.01 per share ("Common Stock").  Shareholders of record as of the Record Date are entitled to notice of and to vote at the Meeting or any continuances.  Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting.  Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

The following information is based upon (a) filings made by the persons or entities identified below with the Securities and Exchange Commission (ASEC@) or (b) reports provided by the Depository Trust Company.  Except as set forth below, on February 28, 2007, no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

(1) Title Of Class	(2) Name And Address Of Beneficial Owner	(3) Amount And Nature Of Beneficial Ownership	(4) Percent Of Class
Common Stock	W. Andrew Adams 100 Vine Street, Suite 1200 Murfreesboro, TN 37130	1,413,652 (1)	11.3%
Common Stock	National Health Corporation (2) P. O. Box 1398 Murfreesboro, TN 37133	1,271,147	10.2%
Common Stock	Ira Sochet 1602 Micanopy Avenue Miami, FL 33133	1,022,255	8.2%
Common Stock	FMR Corp. 82 Devonshire Street Boston, MA 02109	868,550	6.9%
Common Stock	The 1818 Fund II 140 Broadway New York, NY 10005	790,155 (3)	6.3%

(1)  This number includes 320,000 shares in stock options outstanding to Mr. Adams.

(2) Owned solely by the NHC Employee Stock Ownership Trust.  Its Board of Directors is composed of Robert G. Adams, Ernest G. Burgess III and Michael Ussery, all of whom disclaim any beneficial ownership thereof; Richard F. LaRoche, Jr. and Donald K. Daniel serve as the Trustees.

(3) This number includes 70,000 shares in stock options outstanding to Mr. Tucker and 30,000 shares owned by Mr. Tucker, all of which The 1818 Fund II disclaims ownership.

The following table presents the security ownership of management, showing the ownership of directors, named executive officers and directors and executive officers as a group:

(1) Title Of Class	(2) Name Of Beneficial Owner	(3) Amount And Nature Of Beneficial Ownership (1)(2)	(4) Percent Of Class
Common Stock	J. Paul Abernathy, M.D., Director	10,473	*
Common Stock	Robert G. Adams, Director, CEO & President	596,221	4.8%
Common Stock	W. Andrew Adams, Director	1,413,264	11.3%
Common Stock	Ernest G. Burgess III, Director	191,204	1.5%
Common Stock	Emil E. Hassan, Director	51,000	*
Common Stock	Richard F. LaRoche, Jr., Director	400,451	3.2%
Common Stock	Lawrence C. Tucker, Director (3)	790,155	6.3%
Common Stock	D. Gerald Coggin, Sr. V.P., Corporate Relations	359,270	2.9%
Common Stock	Donald K. Daniel, Sr. V.P. & Controller, Principal Accounting Officer	212,943	1.7%
Common Stock	Charlotte A. Swafford, Sr. V.P. & Treasurer	189,123	1.5%
Common Stock	Michael Ussery, Sr. V.P., Operations	76,054	*
Common Stock	Directors & Executive Officers As A Group	4,290,158	34.3%

* Less than 1%

(1) Assumes exercise of stock options outstanding.  See AOption Plans.@ Included in the amounts above are 0 shares to Dr. Abernathy, 320,000 shares to Mr. W. A. Adams, 170,179 shares to Mr. R. G. Adams, 45,000 shares to Mr. Burgess, 45,000 shares to Mr. Hassan, 60,000 shares to Mr. LaRoche, 70,000 shares to Mr. Tucker, 39,000 shares to Mr. Coggin, 39,000 shares to Mr. Daniel, 39,000 shares to Ms. Swafford, and 31,200 shares to Mr. Ussery, of which all may be acquired upon the exercise of stock options granted under the Company's 2002 Stock Option Plan, 2004 Stock Plan and 2005 Stock Plan.

(2) None of the shares owned by members of management have been pledged as security for any obligation except as follows:  86,767 shares by Ernest G. Burgess III, 116,141 shares by D. Gerald Coggin, 29,000 shares by Charlotte A. Swafford and 6,519 shares by Michael Ussery.

(3) Mr. Tucker, as a general partner of Brown Brothers Harriman & Co., which is the general and managing partner of The 1818 Fund II, is attributed the ownership of the 1818 Fund II shares (690,155 shares), but does not claim beneficial ownership thereof.  All other shares (30,000 shares and 70,000 in stock option grants) are owned beneficially by Mr. Tucker with sole voting and investment power.

DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

NHC is managed by its seven person Board of Directors.  Directors each serve a three-year term and may be removed from office for cause only.  Officers serve at the pleasure of the Board of Directors for a term of one year.  The following table gives information about our directors and executive officers:

Name and Address of Directors & Executive Officers	Age	Position	Expiration of Term (1)
J. Paul Abernathy, M.D. 2102 Greenland Dr. Murfreesboro, TN 37130	71	Director	2009
Robert G. Adams 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	60	Director, CEO & President	2009
W. Andrew Adams 750 S. Church Street, Suite B Murfreesboro, TN 37130	61	Director & Chairman	2008
Ernest G. Burgess III 7097 Franklin Road Murfreesboro, TN 37128	67	Director	2008
Emil E. Hassan 1704 Irby Lane Murfreesboro, TN 37127	60	Director	2008
Richard F. LaRoche, Jr. 2103 Shannon Dr. Murfreesboro, TN 37129	61	Director	2007
Lawrence C. Tucker 140 Broadway New York, NY 10005	64	Director	2007
Joanne M. Batey 100 Vine St., Ste. 800 Murfreesboro, TN 37130	62	Senior V.P., Homecare	-
D. Gerald Coggin 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	55	Senior V.P., Corporate Relations	-
Donald K. Daniel 100 Vine St., Ste. 1200 Murfreesboro, TN 37130	60	Senior V.P. & Controller, Principal Accounting Officer	-
Stephen F. Flatt 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	51	Senior V.P., Development	-
David L. Lassiter 100 Vine St., Ste. 600 Murfreesboro, TN 37130	52	Senior V.P., Corporate Affairs	-
John K. Lines 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	47	Senior V.P. & General Counsel	-
Julia W. Powell 100 Vine St., Ste. 800 Murfreesboro, TN 37130	57	Senior V.P., Patient Services	-
Charlotte A. Swafford 100 Vine St., Ste. 1100 Murfreesboro, TN 37130	59	Senior V.P. & Treasurer	-
Michael Ussery 100 Vine St., Ste. 1400 Murfreesboro, TN 37130	48	Senior V.P., Operations	-

(1) All officers serve one-year terms.  Directors serve three-year terms.

Dr. J. Paul Abernathy, M.D. (Independent Director) joined the Board in 2003 and is a

retired general surgeon.   He was in private practice at Murfreesboro Medical Clinic from 1971 until retirement in 1995.  Previously, he served as a general practice physician for Hazard Memorial Hospital in Hazard, Kentucky.  Lt. Col. Abernathy additionally served as a flight surgeon for the Homestead Air Force Base in Florida and Chief of Surgery for the United States Air Force at Keesler Air Force Base in Mississippi.  Dr. Abernathy twice served as President of the Rutherford County Stones River Academy of Medicine and holds memberships in the Southern Medical Society, the Southeastern Surgery Society, and is a Fellow in the American College of Surgeons.  Dr. Abernathy has a B.S. degree from Middle Tennessee State University and an M.D. degree from the University of Tennessee.  Dr. Abernathy also serves as a director for National Health Realty, Inc.  He serves on the Company=s Audit Committee, Compensation Committee and is Chairman of the Nominating and Corporate Governance Committee.

Robert G. Adams (CEO, President & Inside Director) has served NHC for 33 years - 18 years as Senior Vice President, 3 years as President and 16 years on the Board of Directors.  He has been Chief Executive Officer since November 1, 2004.  He has extensive long-term health care experience, including serving NHC as a health care center administrator and Regional Vice President.  He is the President of National Health Realty, Inc. (ANHR@) and serves on the Board of Directors of NHR.  Mr. Adams has a B.S. degree from Middle Tennessee State University.  He is the brother of W. Andrew Adams and brother-in-law of D. Gerald Coggin.  His son-in-law, J. Buckley Winfree, is the Administrator of AdamsPlace in Murfreesboro, Tennessee.

W. Andrew Adams (Affiliated Director) has served NHC as Chairman of the Board since 1994 and has been a director since 1974.  Mr. Adams resigned as President and Chief Executive Officer in 2004 but continues as Chairman of the Board, focusing on strategic planning for the Company.  Mr. Adams serves as Chairman of the Board and President of National Health Investors, Inc. (“NHI”) and Chairman of the Board of NHR.  In addition, he serves on the Board of SunTrust Bank, Nashville.  He is the brother of Robert G. Adams and brother-in-law of Ernest G. Burgess and D. Gerald Coggin.

Ernest G. Burgess, III (Affiliated Director) served as NHC=s Senior Vice President of Operations for 20 years before retiring in 1994.  His Board of Director=s position spans fifteen years.  He has an M.S. degree from the University of Tennessee, and also serves on the Board of Directors of NHR.  He is the brother-in-law of W. Andrew Adams. His daughter, Lynn B. Foster, serves as Administrator of NHC HealthCare, Murfreesboro.

Emil E. Hassan (Independent Director) joined the Board in April 2004.   In 2004 he retired from the position of senior vice president of manufacturing, purchasing, quality and logistics for Nissan North America, Inc.  He now serves as chairman of Auto Services Americas, which handles the great majority of Nissan=s vehicle transportation logistics, preparation and delivery requirements and some other auto manufacturer’s vehicles.  Prior to joining Nissan, he was with Ford Motor Co. for twelve years, where he held various management positions in engineering and manufacturing.  Mr. Hassan is the chairman of the Business/Education Partnership of Murfreesboro and Rutherford County.  He sits on the board of Middle Tennessee Medical Center and the Tennessee Business Roundtable.  He is a member of the Society of Automotive Engineers, the Leadership Rutherford Alumni Association, the Leadership Nashville Alumni Association and the Rutherford County Chamber of Commerce.  He is a former board member of the Federal Reserve Bank of Atlanta, Nashville Branch.  Mr. Hassan is Chairman of

NHC=s Compensation Committee and also serves on NHC=s Nominating and Corporate Governance Committee and Audit Committee.

Richard F. LaRoche, Jr. (Independent Director) served 27 years with NHC as Secretary and General Counsel and 14 years as Senior Vice President, retiring from these positions in May 2002.  He has served as a Board member since 2002.  He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College.  Mr. LaRoche serves as a director of National Health Investors, Inc. and National Health Realty, Inc. He also serves as a director of Lodge Manufacturing Company (privately held).

Lawrence C. Tucker (Independent Director) has been with Brown Brothers Harriman & Co., private bankers, for 40 years and became a general partner of the firm in January 1979.  He serves on that firm=s steering committee and is responsible for its corporate finance activities, which include management of the 1818 funds, private equity investing partnerships with originally committed capital of approximately $2 billion. The 1818 Fund II is an investor in NHC.  Mr. Tucker has been a director since 1998 and is Chairman of NHC=s Audit Committee and serves on the Compensation and Nominating and Corporate Governance Committees.

Joanne M. Batey (Senior Vice President, Homecare) has served NHC since 1976.  She served as Homecare Coordinator for five years before being named Vice President in 1989.  Prior to that she was Director of Communication Disorders Services for NHC.  Ms. Batey received her bachelor=s and master=s degrees in speech pathology from Purdue University.

D. Gerald Coggin (Senior Vice President, Corporate Relations) has been employed by NHC since 1973.  He served as both a health care center administrator and Regional Vice President before being appointed to his present position.  He received a B.A. degree from David Lipscomb University and an M.P.H. degree from the University of Tennessee.  He is responsible for the Company=s rehabilitation, managed care, hospice, legislative activities, investor and public relations.  He is the brother-in-law of W. Andrew Adams and Robert G. Adams.  His son, Robert Coggin, is the Life Safety Coordinator for NHC.

Donald K. Daniel (Senior Vice President & Controller, Principal Accounting Officer) joined the Company in 1977 as Controller and serves as the Principal Accounting Officer. He also serves NHR in those capacities. He received a B.A. degree from Harding University and an M.B.A. from the University of Texas.

Stephen F. Flatt (Senior Vice President, Development) joined NHC in June 2005.  He served as the President of Lipscomb University from 1997 through June 2005 and prior to that President of Ezell Harding Christian School in Nashville and Vice President of Financial Affairs and Institutional Planning at Lipscomb.  Dr. Flatt served on the Board of Directors for the NCAA Division I, as President of the Atlantic Sun Athletic Conference and is the immediate past chair of the Board of Directors of the Tennessee Independent College and Universities Association.  He currently is a member of the Board of SunTrust Bank in Nashville.  Dr. Flatt received his B.A. degree from David Lipscomb College and his M.S. degree and PhD from George Peabody College of Vanderbilt University.

David L. Lassiter (Senior Vice President, Corporate Affairs) joined the Company in 1995.

 From 1988 to 1995, he was Executive Vice President, Human Resources and Administration for Vendell Healthcare.  From 1980-1988, he was in human resources positions with Hospital Corporation of America and HealthTrust Corporation.  Mr. Lassiter has a B.S. and an M.B.A. from the University of Tennessee.

John K. Lines (Senior Vice President & General Counsel) joined the Company in September 2006.  He served as General Counsel of Trinsic, Inc. and Counsel at the law firm of Schiff Hardin LLP from May 2005 through August 2006.  Prior to that Mr. Lines was the Assistant General Counsel of Quest Communications International from April 2003 to May 2005.  Prior to April 2003, Mr. Lines acted as General Counsel to several companies including Sorento Networks, Inc., ResortQuest International, Inc. and Insignia Financial Group, Inc.  He was also an associate with the law firm of Squire Sanders and Dempsey.  Mr. Lines has a B.S. in both Accounting and Finance from Purdue University and a J.D. from Indiana University-Bloomington.

Julia W. Powell (Senior Vice President, Patient Services) has been with the Company since 1974.  She has served as a nurse consultant and director of patient assessment computerized services for NHC.  Ms. Powell has a bachelor of science in nursing from the University of Alabama, Birmingham, and a master=s of art in sociology with an emphasis in gerontology from Middle Tennessee State University.  She co-authored Patient Assessment Computerized in 1980 with Dr. Carl Adams, the Company=s founder.

Charlotte A. Swafford (Senior Vice President & Treasurer) has been Treasurer of the Company since 1985.  She also serves in these capacities for NHR.  She joined the Company in 1973 and has served as Staff Accountant, Accounting Supervisor and Assistant Treasurer.  She has a B.S. degree from Tennessee Technological University.

Michael Ussery (Senior Vice President, Operations) has been with the Company since 1980.  During his tenure with NHC he has served as Senior Vice President-Central Region, Regional Vice President, and Administrator in multiple locations.  Mr. Ussery also won the top company honor of Administrator of the Year in 1989.  He was promoted to Senior Vice President, Operations in early January 2005.  Mr. Ussery has a B.B.A. from Notre Dame and an M.B.A. from Middle Tennessee State University.

The above officers serve in identical capacities for NHC=s administrative services contractor, National Health Corporation.

Board of Directors and Committees of the Board

The Board of Directors held 11 meetings during 2006.  All directors were present at the regularly scheduled meetings of the Board and of committees on which they served, with Mr. Hassan unable to attend a special telephonic meeting on October 9, 2006.  The Company strongly urges, but does not require, directors to attend the Annual Meeting.  At the 2006 Annual Meeting all directors were in attendance. The American Stock Exchange (AAMEX@) listing rules require that a majority of the Board be comprised of independent directors.  The Board has identified Dr. Abernathy, Mr. Hassan, Mr. LaRoche and Mr. Tucker as independent directors.  Except for Mr. LaRoche’s previous relationship as an executive officer, the independent directors have no relationships with the Company.  Prior to May 22, 2002 Mr. LaRoche was an executive officer of the Company; however, since May 22, 2002, Mr. LaRoche has received no compensation from the Company for any services other than that as a director for all time periods after May 22, 2002.  The Board of Directors has determined that with the passage of time Mr. LaRoche is independent.

During 2006 a Special Committee comprised of Mr. Hassan and Mr. Tucker was formed to negotiate with a Special Committee of the Board of Directors of NHR regarding a potential merger of NHR into NHC.  During 2006, the Special Committee held numerous informal and formal meetings, both separately and with the NHR Special Committee.  There were four formal meetings of the full Board during 2006 regarding the possible merger.  The NHC Special Committee retained outside counsel and an outside financial adviser for the purposes of advising them on the negotiations.  Ultimately the parties negotiated and signed a Merger Agreement and Voting Agreement on December 20, 2006.

The Board has formed and chartered three subcommittees, the charters being published on NHC=s website at www.nhccare.com.  Each committee is comprised of three independent directors, and each committee is submitting a report in this proxy.  Each committee adopted its respective charter, which provides that each committee elects a chairman.  These committee meetings serve as the vehicle for regularly scheduled executive sessions of the non-management directors.  A presiding officer is elected by the non-management Board members at each executive session meeting that is held.  The Audit Committee charter is attached to this proxy as Exhibit B.

The Audit Committee has adopted procedures to receive and address complaints regarding accounting, internal control, and auditing issues.  The full Board has adopted the NHC Code of Conduct and the NHC Valuesline, which are described on the Company=s website and in this proxy under the heading AShareholder Communications.@

COMMITTEE REPORTS

The Audit Committee, which formally met four times in 2006, has filed the following report:

Report of the Audit Committee

The Audit Committee engaged BDO Seidman, LLP (ABDO@) for the quarterly 2006 reviews and the December 31, 2006 audit of the Company’s consolidated financial statements and internal control over financial reporting.  At the 2006 Annual Meeting, shareholders ratified the Audit Committee=s selection of BDO as independent registered public accounting firm for the year ending December 31, 2006.

During 2006, the Audit Committee reviewed the Company's financial reporting process on behalf of the Board of Directors and shareholders. Management has the primary responsibility for the preparation of financial statements in the reporting process and for establishing and maintaining effective internal control over financial reporting. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of NHC's financial statements with generally accepted accounting principles, as well as attesting to the effectiveness of NHC=s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, which are included in the materials accompanying this proxy.  It also meets quarterly in executive session with the Company=s '404 compliance officer and BDO.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and as required by SEC and AMEX rules.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Aggregate fees billed for the following categories of services are as follows:

	2005	2006
Audit Fees (review of the Company=s financial statements included in Form 10-Q, audit of the annual financial statements and Sarbanes-Oxley Section 404 attestation services)	$437,016	$548,390
Audit-Related Fees (assurance and related services to the audit)	-0-	-0-
Tax Fees (tax compliance, tax advice and tax planning)	-0-	-0-
All other fees	-0-	-0-

We were not billed for any other services for fiscal year 2006 or 2005.

The Audit Committee=s Pre-Approval Procedure requires the full Audit Committee to pre-approve any transaction with the independent registered public accounting firm, which was done.

In reliance on the reviews and discussions referred to above and the Restated Audit Committee Charter and legal requirements applicable for 2006, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements and management’s Section 404 attestation report be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission and distribution to our shareholders.

The members of the Audit Committee are listed below.  Each has been determined to be independent and the Chairman to be financially literate pursuant to American Stock Exchange Rule 121(A).  The Board has also found that Audit Committee member and Chairman Lawrence C. Tucker meets the SEC definition of AAudit Committee Financial Expert.@

Submitted by the National HealthCare Corporation Audit Committee.

Lawrence C. Tucker, Chairman

J. Paul Abernathy, M.D.

Emil E. Hassan

Report of the Compensation Committee

The Compensation Committee, which met three times in 2006, sets the compensation principles for the Company and reviews and establishes the principles for individual compensation levels for the executive officers.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement.

The Compensation Committee adopted its charter on February 10, 2004, and has published this charter on NHC=s website.

COMPENSATION DISCUSSION & ANALYSIS

Since our founding in 1971, we have believed that our partners (as we call our employees) are the single most important element in our success.  From our Company’s beginning, we have attempted to design our compensation program to be as similar as possible for all partners, irrespective of location, title or responsibilities.  For example, we attempt to mirror the compensation plan for our partners who deliver “hands on” care with the compensation of their facility based supervisors, regional office supervisors and home office supervisors, including the executive officers of the Company.  Thus, the following overview addresses each element of compensation both as it relates to our employees generally and specifically to our five named executive officers (“NEOs”).

Historically we have designed and continually implement a compensation program for all partners with the objective of providing every partner the opportunity to obtain total compensation equal to or higher than individuals in comparable markets or companies providing quality services in long term health care.

Over time our compensation plan has created elements of compensation in three broad areas.  First, current cash compensation; second, equity related compensation to allow partners to participate in the growth and performance of the Company; and third, post employment compensation.  Fringe benefits, while not a significant element of our compensation program, are also discussed.

A.

Cash Compensation

1.

Base Salary.  Our partners, including executive officers, are paid a salary which, in keeping with our overriding objective of performance based compensation, is generally less than the salaries of employees at comparable companies.  As the opportunity a partner has to impact the Company’s overall profitability and quality goals increases, the percentage of their income derived from base salary should decrease.  In general, we have no employment agreements with our partners, including the NEOs, other than our center administrators and directors of nursing, whose contracts are of one year duration.  Based on public documents, we believe that base salaries for our NEOs are below salaries for comparable executive officers at “peer” companies, but our NEOs are afforded a far greater opportunity for performance compensation.

2.

Bonus Compensation.  Our partners, from the hourly workers in our health care centers to the NEOs, have the opportunity to participate in cash incentive compensation plans.  All of our officers, both NEOs and other executives, have allocated among themselves the responsibility for predetermined annual Company financial and quality objectives and can earn performance bonuses from the Pool described below.  In addition, executive officers, including NEOs, have the opportunity to earn performance bonuses in amounts predetermined in specific individual plans and payable upon obtaining the goals and objectives of that plan.

These bonuses are typically funded from our “Executive Performance Incentive Plan,” which has been in operation in one form or another since 1977.  The current plan was established and approved by our shareholders at the 2002 Annual Shareholders Meeting.  This Executive Performance Incentive Plan (the “Plan”) requires that we achieve a significant annual return for our shareholders prior to any material performance compensation awards.  At the commencement of each calendar year the Board approves a pre-tax earnings goal.  A $3,000,000 base bonus is available for award even if the performance goals are not met.  If the pre-tax earnings goal is met, a Performance Incentive Bonus Pool (the “Pool”) is calculated with a second component calculated as follows:

-

Shareholders are allocated a 15% return on beginning equity, and

-

The second component is 30% of pre-tax net income after deducting both a $3,000,000 base bonus and a 15% return on beginning equity.

The Plan is available for performance compensation to our NEOs, as well as others.  The Plan was approved by the shareholders, which enables us to fully deduct for tax purposes compensation paid under the Plan.  At the conclusion of each fiscal year, the Board allocates (in accordance with the terms of the Plan) the Pool among the NEOs and, in consultation with management, among other participants.

In making its allocation of the Pool, our Board’s Compensation Committee initially reviews our CEO’s salary and allocates a portion of the bonus to him based on his performance in light of the attainment of the corporate goals and objectives formulated for that fiscal year.  The goals and objectives are communicated to the executive officers early in the year.  The attainment of particular goals does not create a right to a particular bonus amount.  In addition and as part of the Committee’s analysis, the Committee studies the compensation paid in comparable companies for comparable positions.  Finally, they consider any stock awards or other compensation paid to our executive officers for that fiscal year.

B.

Equity Based Compensation

Our equity based compensation program has two main components.  First, for every year since we have been a public company (1983) we have maintained a Partner Stock Purchase Plan

(the “PSPP”).  Pursuant to the PSPP, every partner in the Company may contribute, by payroll deduction, up to $25,000 per year which is then used at the end of the year to purchase from the Company shares of common stock at a price equal to the lesser of the closing price on the first trading day of the fiscal year or the closing price on the last trading day of the fiscal year.  Tax regulations prohibit us from allowing participation in the PSPP by any partner who is a 5% or greater shareholder.  The purpose of the PSPP is to encourage our partners to acquire equity ownership in the Company by allowing them to purchase our equity at (hopefully) an advantageous price.  Of our five NEO’s, Robert G. Adams, Donald K. Daniel and D. Gerald Coggin participated in the PSPP this year.

The second component of our equity compensation is based upon traditional stock option grants.  We have maintained shareholder approved stock option plans since 1983.  The most recent plans were adopted in 2004 and 2005.  Although these plans authorize the Board and its Compensation Committee to issue various types of derivative equity, including stock appreciation rights and restricted stock, only traditional stock option grants have been issued. Every stock option we have issued has been with an exercise price set at the trading price of our stock on the American Stock Exchange on the stock option’s grant date.  The objective of our stock option policy is both to reward participating partners for their efforts by sharing in the Company’s stock value increase and, second, to induce partners to remain with us.  We accomplish the latter by granting five year stock options with an additional twelve month period during which the Company can repurchase an exercised stock option from any partner who terminates employment.  Additionally, from time to time the Board has approved the use of part of the bonus allowed under the Executive Performance Incentive Plan to be paid as a special cash bonus to participating partners to assist them in exercising the stock options.  When this cash bonus is authorized it generally carries an additional time period during which the partner must remain employed or forfeit the bonus.  In the last five years stock option grants have been made to a group of Board identified “Key Employees” which includes executive officers, department heads, regional staff and certain home office partners, generally 30 to 40 partners in total.

Stock options to executive officers are generally granted every three to four years.  Stock options were last granted to executive officers in 2004.  The grant of stock options is recommended to the Board by the executive officers.  Historically there have been some stock option grants which were not exercised because they were never “in the money.”  The Company has never repriced stock options.  We have never had written policies for the issuance of stock options but historically the full Board has utilized management’s recommendations, along with a review of the group of individuals recommended in approving the stock option grants.  Also, the Board, upon approval of the grants, has normally authorized management to grant the stock options at their discretion.  The Company has never relied upon either the release of material information or the non-release of material information when issuing the grants.

C.

Retirement and Post Employment Compensation

In keeping with our focus on performance compensation we also believe in the personal responsibility of the partners to plan for their retirement. To this end we have long used a qualified defined contribution plan (the “401(k) Plan”), which is available to all partners, including our NEOs and provided by a third party.  Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that “highly compensated” employees can defer.  All of our key employees are considered highly compensated and thus are greatly curtailed in their ability to contribute to the 401(k) Plan.  Accordingly, the Company offers its highly compensated employees the opportunity to participate in a non-qualified Key Employee Deferred Compensation Plan (the “Key Employee Plan”) provided by a third party.  Like the Key Employee Plan, the 401(k) Plan is also administered by a third party and both plans offer participants a menu of investment choices.  In the 401(k) Plan, the Company matches the partner’s contributions to the plan in an amount equal to 50% of the partner’s contribution up to 2.5% of the their total quarterly compensation.  The 401(k) Plan has a partner option of investing in our common stock, but the matching contribution is made irrespective of the investment choices by the partner.

In the Key Employee Plan, the Company will match 15% of a partner’s contribution to the plan only to the extent the partner’s contribution is invested in our stock.  All Company contributions are vested when the participant has been in the plan for eight years.  Two of the Company’s NEOs, namely Mr. Daniel and Mr. Ussery, participated in the third party administered Key Employee Plan in 2006, with the amounts of the Company contribution being disclosed in the Summary Compensation Table and their individual deferrals detailed in the narrative.  All of the NEOs are now 100% vested in the Company match.  The Key Employee Plan is not provided by the Company; it is provided by National Health Corporation.  We reimburse National Health Corporation actual expenses incurred by it in providing our partners, plus a fee of one percent.

D.

Fringe Benefits

The following fringe benefits are available to all of our managerial partners, including the NEOs:

-

Cars are provided to only those officers or partners whose job requirements dictate travel in excess of 20,000 miles per year.  None of our NEOs have such cars.

-

Normal and customary business expenses incurred in the performance of the Company’s duties are reimbursed based upon written guidelines.  For instance, the use of an individual’s car for Company business receives reimbursement at $.40 per mile (reviewed and adjusted periodically) and a $30.00 monthly allowance is given for cell phone usage for individuals whose job requirement keeps them away from their (home) office base for a significant amount of time.  We note that our NEOs do not receive reimbursement for use of a personal cell phone.

-

We lease a stadium box (seats 18) at L.P. Field in Nashville, Tennessee, home of the NFL’s Tennessee Titans.  This box is allocated on a game by game basis to NHC’s various regions but one NEO is generally expected to be in the box as a host for each game.  Most of our NEOs personally purchase their own tickets to the games.

-

We have a time share interest equal to 50 hours of air time per year on a Beech Jet 400A.  To the extent that it appears the Company will not be utilizing its full 50 hours, executive officers and directors are allowed to use the plane for personal purposes, but must reimburse the Company for the actual charges assessed by the management company for the use of the plane.  To the extent any of the NEOs have used the plane, it is noted in the footnotes to the Summary Compensation Table.

-

All full time partners, whether hourly or salaried, are covered with Company sponsored health insurance and must individually pay a portion of the premium for the plan in which they enroll.  In addition, all benefit eligible employees are provided with a life insurance component, the premium of which is paid for all employees by the Company.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incen-tive Plan Compen-sation ($) (4)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Adams, President & CEO (6)	2006	145,385	950,000	0	206,501	0	0	52	1,301,938
D. Gerald Coggin, Sr. V.P., Corp. Relations	2006	111,356	10,000	0	54,906	392,590	0	1,452	570,304
Donald K. Daniel, Sr. V.P. & Controller, Prin. Accounting Officer	2006	124,231	600,000	0	57,730	0	0	19,047	801,008
Charlotte A. Swafford, Sr. V.P. & Treasurer	2006	124,231	600,000	0	54,746	0	0	52	779,029
Michael Ussery, Sr. V.P., Operations	2006	111,949	20,000	0	42,082	436,785	0	14,099	624,915

(1)

The Executive Performance Incentive Plan is designed to award executive officers and other Key Employees of the Company.  If the Company meets certain performance targets, the plan creates a minimum $3 million pool which can be increased by 30% of any pre-tax income of the Company above a 15% return to shareholders on beginning equity. The Compensation Committee recommends and the Board approves an initial allocation of the amounts earned subject to a final allocation made by the Compensation Committee and ratified by the full Board at the end of the fiscal year.  At the end of 2006 the Compensation Committee allocated $950,000 of this pool to the Chief Executive Officer and lesser amounts (as identified in the Summary Compensation Table) to the other four NEOs.  The allocations for Mr. Coggin and Mr. Ussery were based on their success in reaching the Company’s 2006 goals for which they were responsible.  Mr. Adams, Mr. Daniel and Ms. Swafford, due to their positions, were not held responsible for the performance of specific goals, thus their allocation of the Executive Performance Incentive Plan is strictly as determined by the Compensation Committee and ratified by the Board.  In determining the amount to award Mr. Adams, Mr. Daniel and Ms. Swafford, the Compensation Committee took into account the total compensation earned by the CEO, Controller and Treasurer at other publicly traded long-term care health care companies, namely HCR/Manorcare, Sun Health and Kindred Health.  Finally, the Compensation Committee calculated the gain to all NEOs on the stock option awards granted in 2004 which will not vest until 2009.  Based on this analysis, the bonus compensation for Mr. Adams, Mr. Daniel and Ms. Swafford was allocated as set forth above.

(2)

No stock awards were made to NEOs or key employees during 2006.

(3)

None of the NEOs were granted stock options in 2006; however, current outstanding options that were granted in March 2004 have been computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) in this column.

(4)

Mr. Coggin and Mr. Ussery have individual performance plans based on quality, financial and growth goals of the Company.

(5)

The amounts listed in the All Other Compensation column are comprised of the Company match to the NEOs’ 401(k) Plans, deferred compensation plan and group term life insurance benefit ($51.96 each).  Mr. Adams was given a match of $0 to the 401(k) Plan and $0 to the deferred compensation plan.  Mr. Coggin received a $1,400 match to his 401(k) Plan and $0 to the deferred compensation plan account.  Mr. Daniel received a match of $350 to his 401(k) Plan account and $18,645 to the deferred compensation plan.  Ms. Swafford received a $0 match to her 401(k) Plan account and $0 to the deferred compensation plan.  Mr. Ussery received a match of $998 to the 401(k) Plan and $13,050 to the deferred compensation plan.

(6)

Robert G. Adams is also a director of NHC but receives no compensation as a director.  During 2006 Mr. Adams used the plane for personal business and personally paid $9,763.76 for its use.

During 2006, Mr. Adams and Mrs. Swafford did not defer any compensation under both the non-qualified deferred compensation plan and the Company’s 401(k) Plan.  Mr. Coggin did not defer any compensation under the non-qualified deferred compensation plan but did make contributions under the Company’s 401(k) Plan in the amount of $10,800.  Mr. Daniel deferred $124,300 under the non-qualified deferred compensation plan and $4,100 under the 401(k) Plan.  Mr. Ussery deferred $87,000 under the non-qualified deferred compensation plan and $7,695 under the 401(k) Plan.

The Chief Executive Officer=s compensation is based on his performance in light of the corporate goals and objectives approved by the Committee.  In determining the long-term incentive component of the Chief Executive Officer=s compensation, the Committee considers the Company=s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years.  The Committee=s Chair meets with the Chief Executive Officer of the Company to discuss the annual evaluation of the Chief Executive Officer=s performance.  Robert G. Adams has been the Chief Executive Officer since November 1, 2004.

In the column entitled “All Other Compensation” no amounts are shown for any of the executive officers for the use of the Company’s NFL box at L.P. Field in Nashville since most of our executive officers have personally purchased their own seats.  Additionally, no contributions are made for personal use of the Company’s time share aircraft in 2006 since the executive officers paid for any personal use out of personal funds.

For additional details on the Non-Qualified Deferred Comp Plan, please see the details in the table so identified.

Grants of Plan-Based Awards (None in 2006)

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Under-ying Un-exercised Options (#) Exer-cisable	Number of Securities Under-lying Un-exercised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Under-lying Un-exercised Unearned Options (#)	Option Exer-cise Price ($)	Option Expir-ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Adams, President & CEO	0	170,179	0	$20.90	3/23/09	0	0	0	0
D. Gerald Coggin, Sr. V.P. Corp. Relations	0	39,000	0	$20.90	3/23/09	0	0	0	0
Donald K. Daniel, Sr. V.P. & Controller, Prin. Accounting Officer	0	39,000	0	$20.90	3/23/09	0	0	0	0
Charlotte A. Swafford, Sr. V.P. & Treasurer	0	39,000	0	$20.90	3/23/09	0	0	0	0
Michael Ussery, Sr. V.P., Operations	0	31,200	0	$20.90	3/23/09	0	0	0	0

No equity awards were issued in 2006.  The current outstanding grants to executive officers and other Key Employees of the Company were stock options issued on March 24, 2004, which vest March 23, 2009.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Adams, President & CEO	29,821	$1,049,699	0	0
D. Gerald Coggin, Sr. V.P., Corp. Relations	11,000	387,200	0	0
Donald K. Daniel, Sr. V.P. & Controller, Principal Accounting Officer	11,000	387,200	0	0
Charlotte A. Swafford, Sr. V.P. & Treasurer	11,000	387,200	0	0
Michael Ussery, Sr. V.P., Operations	8,800	309,760	0	0

2006 Pension Benefits (None)

The Company does not offer any pension benefit plans; thus this table is not utilized.

2006 Nonqualified Deferred Compensation

Name	Executive Contri-butions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert G. Adams, President & CEO	0	0	-	0	-
D. Gerald Coggin, Sr. V.P., Corp. Relations	0	0	-	0	-
Donald K. Daniel, Sr. V.P. & Controller, Prin. Accounting Officer	124,300	18,645	-	0	-
Charlotte A. Swafford, Sr. V.P. & Treasurer	0	0	-	0	-
Michael Ussery, Sr. V.P., Operations	87,000	13,050	-	0	-

(1) The Key Employee Plan is not provided by the Company and as such the Company has no responsibility for Aggregate Earnings or the Aggregate Balance.  While the Company funds and expenses the contributions to the Plan, the Company is not obligated to pay the executive the aggregate balance of the nonqualified deferred compensation account and the aggregate balance is not a claim on the Company’s assets.  Therefore, no amounts are reported under these columns.  See paragraph C of the CD&A on page 12.

The Company’s only non-qualified deferred compensation plan has been previously described under “Key Employee Non-Qualified Deferred Compensation Plan.” The above table indicates that only two of the five executive officers participated in the plan during 2006, although all five have participated in previous years.  The amounts set forth in column (c) in the 2006 Nonqualified Deferred Compensation Table above are included in the Summary Compensation Table in column (i).

DIRECTOR COMPENSATION

Our historic and current principles of directors’ compensation all aligned with the overall goals and objectives of overall partner compensation.  That is, the directors (as the policy makers for the Company) should be compensated primarily by the financial and quality performance of the Company and only secondarily by fixed cash compensation.  Accordingly, director compensation is divided into two components:

A.

Cash Compensation

Historically and currently directors receive cash compensation based on meetings actually attended in person.  The current compensation is $3,000 per regularly scheduled meeting attended and is an amount which was recommended to the Board by the Chief Executive Officer but which may be set at the Board’s discretion as it sees fit. Since 2002 the Company has also chartered and created three Board committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee.  Historically and currently no additional payments are made to either committee members or the chairman of these committees; it being the Board’s usual practice to meet as a group for all committee meetings and then adjourn into the full Board meeting.

B.

Equity Awards

Under a Board of Directors Stock Option Plan approved by the Company’s shareholders, directors receive a five-year stock option granted and issued on the day of the annual meeting of the shareholders each year with an exercise price set at the closing price of NHC’s common stock on that day.  Such options expire at the end of five years and vest immediately upon grant.  The Board has historically paid scant attention to compensation of comparable companies because it has been able to attract and retain independent Board members at the current compensation level.  However, the Board has reviewed its total compensation package this year in the light of compensation paid to directors of comparable health care companies and has found its compensation to be in the mid-range for similar companies.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
J. Paul Abernathy, M.D.	18,000	0	143,414	0	0	0	161,414
Robert G. Adams	0	0	0	0	0	0	0
W. Andrew Adams	18,000	0	143,414	0	0	0	161,414
Ernest G. Burgess III	18,000	0	143,414	0	0	0	161,414
Emil E. Hassan	48,000	0	143,414	0	0	0	191,414
Richard F. LaRoche, Jr.	30,000	0	143,414	0	0	0	173,414
Lawrence C. Tucker	48,000	0	143,414	0	0	0	191,414

(1) Stock Option shares unexercised and outstanding include the following: 0 shares for Dr. Abernathy, 320,000 shares for Mr. W. A. Adams, 170,179 shares for Mr. R. G. Adams, 45,000 shares for Mr. Burgess, 45,000 shares for Mr. Hassan, 60,000 shares for Mr. LaRoche, and 70,000 shares for Mr. Tucker, of which all may be acquired upon the exercise of stock options granted under the Company's 2002 Stock Option Plan, 2004 Stock Plan or 2005 Stock Plan.

From time to time the Board may form independent committees.  These committees are empowered to retain outside advisors and pay themselves additional compensation for their work.  Mr. Robert G. Adams, as CEO of the Company, receives no compensation for service on the Board of Directors.  Mr. W. Andrew Adams was compensated for attendance at six regular Board meetings during 2006, receiving $3,000 per meeting.  Directors Abernathy, Burgess, Hassan & Tucker each attended six Board meetings in 2006, receiving $3,000 per meeting.  Mr. LaRoche attended six Board meetings in 2006 for which received $3,000 per meeting and additionally received $3,000 per quarter for his work as a non-employee Board Secretary.  Directors Hassan and Tucker served on the Special Committee of the Board for purposes of the proposed merger of the Company and National Health Realty, Inc., for which they were each compensated $30,000.

The Company’s directors do not participate in any other compensation plans or programs of the Company.  To the extent the Company does not anticipate its airplane rental will be totally utilized in Company business, directors have the ability to rent the Company plane at the actual price charged by the management of the plane to the Company. During 2006 Mr. Robert Adams and Mr. LaRoche used the plane for personal business and personally paid $9,763.76 and

$15,404.65 respectively.

Pursuant to the Company’s shareholder approved Director’s Stock Option Plan, directors who are not executive officers annually receive an option to purchase 15,000 shares of the Company’s common stock at its closing price on the date of the annual shareholders meeting each fiscal year.  Pursuant to SFAS 123(R) the 15,000 shares that were granted on May 3, 2006 had a grant date fair value of $9.56 per share.  The option exercise price for these shares, however, is $44.25 per share.  On October 16, 2006, Dr. Abernathy exercised the 15,000 shares that were granted to him on May 3, 2006.

We have carefully considered these compensation programs, always taking into account shareholders' concerns and feel that our programs and the compensation which they produce for not only our executive officers but also partners in all areas of the Company and its subsidiaries are vital to our continuing efforts to obtain and retain our people and improve our competitive position.

Emil E. Hassan, Chairman

J. Paul Abernathy

Lawrence C. Tucker

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee=s responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company and to review periodically the performance of the Board of Directors.  The process followed by the Committee is to identify qualified individuals for Board membership and recommend them to the full Board for consideration.  This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company.  Nominations by shareholders should be sent to National HealthCare Corporation, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee.  Any such nominations by shareholders shall include the candidate=s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company=s Common Stock for at least one year as of the date the recommendation is made.  If the appropriate biographical information is provided on a timely basis, the Committee will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

In determining whether to recommend a candidate for the Board=s consideration, the Committee looks at various criteria including experience, an understanding of the health care industry, finance and accounting.  The principal qualification of a director is the ability to act successfully on the shareholders= behalf.  The Committee then evaluates each nominee and does an internal rank ordering.  Existing Board members are automatically considered by the Committee for a term renewal.  The Company believes that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities.  The Company has not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee held one meeting in 2006.  The Committee also met on February 13, 2007, which resulted in the nominations of Mr. LaRoche and Mr. Tucker for re-election to the Board.

J. Paul Abernathy, Chairman

Emil E. Hassan

Lawrence C. Tucker

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the SEC) and the American Stock Exchange.  Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file, and must make such filings with the SEC within 2 days of any applicable transaction.  The Company reminds all of the officers and directors of this requirement monthly.

To the Company's knowledge and based on the review of the copies of such forms received by it and monthly statements provided by officers and directors, the Company believes that during 2006 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were filed timely, except for one Form 4 filing for Lawrence C. Tucker that was filed one day late on March 28, 2006 for the exercise of a stock option.  Other than this one filing, the Company knows of no untimely filings being made.

Certain Relationships and Related Transactions

A.

Related Persons.  NHC employs three persons who are immediate family members of directors and/or executive officers as described in this proxy under the caption ADirectors & Executive Officers of Registrant@ of NHC and who receive in excess of $60,000 in salary and benefits.  J. Buckley Winfree and Lynn B. Foster are administrators of nursing homes and are compensated in accordance with the same standards that are applied to all administrators of NHC nursing facilities.  W. Robert Coggin is the NHC corporate Life Safety Coordinator and is compensated in accordance with industry standards, plus he receives incentive compensation for his responsibilities in regard to safety compliance.

B.

Relationship with W. Andrew Adams.  Board member W. Andrew Adams, through his wholly owned subsidiary, Management Advisory Source, LLC, had entered into a contract with the Company for the provision of accounting, personnel and risk management services, which were then provided by Management Advisory Source, LLC to NHI.  The contract with NHC was canceled effective December 31, 2006.  NHC received compensation in the amount of $1,313,000 from Management Advisory Source in 2006.

C.

Relationship with National Health Investors, Inc.  In 1991, NHC formed NHI as a wholly-owned subsidiary.  The Company then transferred to NHI certain healthcare facilities owned by us and distributed the shares of NHI to NHC’s shareholders.  The distribution had the effect of separating NHC and NHI into two independent public companies.  Mr. W. Andrew Adams is President and Chairman of the Board of NHI as well as Chairman of the Board of NHC.  At December 31, 2006, NHC owned 1,045,642 shares (5.1%) of NHI’s outstanding common stock.

On October 17, 1991, concurrent with NHC’s conveyance of real property to NHI, the Company leased from NHI the real property of 40 long-term health care centers and three retirement centers.  On December 27, 2005, under an agreement to the master lease, NHC exercised its option to extend the existing master lease on 41 properties for the second renewal term.  The 41 properties include four Florida properties that are leased to and operated by others, but for which NHC continues to guarantee the lease payments to NHI under the master lease.  The 15-year lease extension began January 1, 2007 and includes three additional five-year renewal options, each at fair market value.  Under the terms of the lease, base rent for 2007 will total $33,700,000 with rent thereafter escalating by 4% of the increase in facility revenue over a 2007 base year.

D.

Relationship with National Health Realty, Inc. In 1997, NHC formed NHR as a wholly-owned subsidiary and then transferred to it certain health care facilities then owned by NHC.  NHC then distributed the shares of NHR to NHC’s shareholders.  The distribution had the effect of separating NHC and NHR into two independent public companies.  National HealthCare Corporation owns 363,200 shares of NHR.

1.

Master Operating Lease Extended and Amended.  On August 1, 2005, NHC elected to exercise its option to extend the term of its leases of properties from NHR’s subsidiary for two additional five year terms until December 31, 2017.  The currently running initial term of the leases expires on December 31, 2007.  The leases were also amended to grant NHC an option to renew the leases at fair market value for a second extended term of ten years until December 31, 2027, assuming no defaults.

The lease payments for the extended ten-year term of the leases that begin on January 1, 2008 are the same lease payments that were required in the initial term of the lease, including an annual inflator for percentage rent.  The lease payments for the second extended ten-year term that begins on January 1, 2018, if renewed, will be at fair market value as determined at the time of the lease renewal.

The leases have also been amended to provide that if NHC pays for the construction of a bed addition, then the existing annual rent for that center will be increased by .75% of the cost paid by NHC for the construction of the addition.  Revenues produced within the addition shall be excluded from any percentage rent calculation.  At such time as NHC is no longer a tenant by virtue of lease terminations, then NHR shall purchase the bed additions paid for by NHC but un-reimbursed by NHR for the lesser of (1) the appraised value of the addition or (2) the construction cost incurred by NHC plus 50% of any appraised value increase over cost.  In addition, NHC agrees at NHR=s request to finance NHR=s purchase of the addition with a floating rate interest-only note at the prime rate of interest for a period of up to two years.  NHC has submitted a listing of certain NHR owned properties expected to be expanded by NHC for which the construction cost is expected to total approximately $30,586,000.

2.

Restated Advisory, Administrative Services and Facilities Agreement (“Advisory Agreement”).  NHR has an Advisory Agreement with NHC pursuant to which a subsidiary of NHC provides the Company with investment advice, office space and personnel. NHC is NHR=s primary tenant, operating ten licensed skilled nursing facilities, three assisted living facilities and one independent living center, the real estate of which facilities is owned by NHR.

NHC, in its role as Advisor, is subject to the supervision of and policies established by NHR’s Board of Directors.  The Advisory Agreement expired December 31, 2003 and thereafter is renewed from year to year unless earlier terminated. Either party may terminate the Advisory Agreement at any time on 90 days written notice, and NHR may terminate the Advisory Agreement for cause at any time.  During 2006, compensation under the Advisory Agreement was $524,000.

E.

Proposed Merger Agreement Between NHC and National Health Realty, Inc.  On December 20, 2006, National HealthCare Corporation and its wholly-owned subsidiaries, NHC/OP, L.P. and Davis Acquisition Sub LLC and NHR entered into an Agreement and Plan of Merger (the AMerger Agreement@).  Pursuant to the Merger Agreement and subject to receipt of the required stockholder vote, NHR will consolidate with its wholly-owned subsidiary New NHR, Inc., as the result of which a new Maryland corporation (the AConsolidated Company@) will be formed.  Subject to the receipt of the required stockholder vote, regulatory approval, and consummation of certain other transactions specified in the Merger Agreement, the Consolidated Company will be merged with and into Davis Acquisition Sub LLC (the AMerger@) which will continue as a wholly-owned subsidiary of NHC/OP, L.P. and shall succeed to and assume all the rights and obligations of the Consolidated Company.

Pursuant to the Merger Agreement, each outstanding common share of NHR not owned by Davis Acquisition Sub LLC, NHC/OP, L.P., or NHC will be converted into the right to receive one share of NHC Series A Convertible Preferred Stock (the APreferred Stock@), plus $9.00 in cash.  Each share of the Preferred Stock will be entitled to cumulative annual preferred dividends of $0.80 per share and will have a liquidation preference of $15.75 per share.  The Preferred Stock will be listed on the American Stock Exchange and will be convertible at any time at the option of the holder into 0.24204 shares of National HealthCare Corporation common stock, subject to adjustment.  The transaction will require cash of approximately $90,000,000.  In addition to NHC=s operating cash, we may borrow from our captive insurance company subject to regulatory requirements or sell marketable securities.

The Board of Directors of NHC has approved the Merger Agreement and the Merger and has determined that the Merger is in the best interest of National HealthCare Corporation shareholders.  The Board believes that the combined company will provide the present shareholders of NHC with a more focused and efficient corporation whose interests are more closely aligned with those of its shareholders.  Furthermore, we believe that the Merger will (i) provide NHC with a larger asset and equity base that is anticipated to enhance NHC=s future growth and prospects for long-term increased in stockholder value, (ii) provide NHC with greater operating flexibility to renovate and expand its facilities; (iii) free NHC management from the burden of having to manage two publicly traded companies, and allow NHC management to devote more time to the management of NHC=s core business operations;  (iv) negate the possibility that NHR could be acquired by a competitor of NHC; and (v) broaden NHC=s access to debt financing sources.  Following the merger, NHC will no longer be required to make lease payments to NHR.  Assuming the continuation of current operating trends, the elimination of such required lease payments will result in a substantial increase in the annual recurring free cash flow of NHC, even after providing for the preferred dividends which NHC will be required to pay on the Preferred Stock.  In addition, the Merger will eliminate the financial uncertainty that resulted from the periodic negotiation and renegotiation of the leasing terms of the properties that NHR leased to NHC.

Completion of the Merger is subject to Hart-Scott-Rodino anti-trust review and approval by shareholders of National HealthCare Corporation of the NHC proposal and shareholders of National Health Realty, Inc. of the NHR proposal.  There can be no assurance that such approvals will be granted.

F.

Policies and Procedures for Related Party Persons Review.  While the Company has yet to adopt a formal written policy, the Audit Committee of our Board of Directors evaluates any transaction, arrangement or relationship in which NHC and any of its subsidiaries is a participant and the amount involved exceeds $120,000 in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest.

A related party transaction reviewed under the policy will be considered ratified if it is approved by the Audit Committee (the “Committee”) after full disclosure of the related party’s interest in the transaction.  As appropriate for the circumstances, the Committee will review and consider:

•

the related party’s interest in the related party transaction;

•

the approximate dollar value of the amount involved in the related party transaction;

•

whether the transaction was undertaken in the ordinary course of the Company’s business;

•

whether the terms of the transaction are proposed to be, or were, entered into on terms no less favorable to us than terms that could have been, or have been, reached with an unrelated third party;

•

the purpose of, and the potential benefits to us of, the transaction;

•

whether any alternatives were considered that would not have involved a transaction with a related party;

•

any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve the transaction only if the Committee determines that, under all of the circumstances, the transaction is in the Company’s best interest.  The Committee may impose any conditions on the Company in connection with the related party transaction that it deems appropriate.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors are divided into three groups.  Each group is elected for a three-year term and only one group is up for election each year.  At the February 13, 2007 meeting, two directors were nominated for re-election by the Board, each for a term of three years or until their successors are duly elected and qualified.

Richard F. LaRoche, Jr. and Lawrence C. Tucker, currently directors of the Company, are nominees for re-election to the Board by the Nominating and Corporate Governance Committee.  They were unanimously approved on motion made by Mr. Hassan and seconded by Dr. Abernathy.  Unless authority to vote for the election of directors has been specifically withheld, your proxy holder intends to vote for the election of Messrs. LaRoche and Tucker to hold offices as directors.

If the nominees become unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person(s) as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS.

PROPOSAL II

RATIFICATION AND APPROVAL OF THE NHC AEXECUTIVE OFFICER

PERFORMANCE BASED COMPENSATION PLAN@ - THE APLAN@

Section 162(m) of the Internal Revenue Code of 1986 as amended [ASection 162(m)@] provides that compensation in excess of one million dollars paid for any year to a corporation=s chief executive officer and the four other highest paid executive officers at the end of such year (ACovered Employees@) will not be deductible for federal income tax purposes unless certain conditions are met.  One such condition is that the compensation qualifies as Aperformance based compensation@.  Section 162(m) provides, among other things, that shareholders must be advised of and approve the material terms of the performance goals under which compensation is to be paid, and under certain conditions must re-approve the material terms of the performance goals every five years.  The following is a summary of the Company=s AExecutive Officer Performance Based Compensation Plan@ which was adopted by the Board at its meeting on November 1, 2001 and approved by the shareholders at the 2002 Annual Shareholders Meeting. This same plan is now being re-submitted for shareholder ratification and approval for 2007.

Performance Incentive Bonus Pool (the "Pool").  The annual Pool is calculated as follows: At the commencement of each calendar year the Board shall approve a pre-tax earnings goal.  If the pre-tax earnings goal is met, the Pool shall be formed of two components: first, a base award equal to $3 million and, second, a bonus award calculated as follows:

*   Shareholders must first receive a 15% return on beginning equity after including the expense of the $3 million base award;

*   An incentive bonus is then created equal to 30% of the amount in excess of the 15% return on beginning equity.

Executive Officer Pool. Simultaneously with the approval of the pre-tax earnings goal, a Compensation Committee comprised of all Aoutside directors@ as defined by American Stock Exchange regulations shall allocate a stated percentage of the Pool to fund the Executive Officer Performance Based Compensation Plan.

Eligible Officers.  The Plan shall be available for the five most highly compensated executive officers of the Company as elected from time to time by the Board.  Currently there are five named executive officers, namely Robert G. Adams, President and Chief Executive Officer; D. Gerald Coggin, Senior Vice President, Corporate Relations; Donald K. Daniel, Senior Vice President & Controller; Charlotte A. Swafford, Senior Vice President & Treasurer; and Michael Ussery, Senior Vice President, Operations.

Executive Officer Percentages of Participation.  At the commencement of each calendar year the Compensation Committee shall allocate a fixed percentage of the Executive Officer Pool to each executive officer, but the allocations shall not exceed more than 100% of the Executive Officer Pool.  Mr. Robert G. Adams was allocated 50% for calendar year 2006 and the other named executive officers were allocated to each receive 12.5%.

Administration of Plan.  The Compensation Committee recommends to the Board the appropriate percentage for each executive officer, which shall be done at the commencement of each calendar year or upon the retention of employment of an executive officer.  The Compensation Committee shall also consult with and advise management as to the allocation of the balance of the incentive Pool to other company employees.  The Compensation Committee shall have the full power to interpret and administer the Plan and the full power and authority to reduce or eliminate altogether any bonus created pursuant to the Plan, but shall not have the power to re-allocate any executive officer's reduced bonus to any other executive officer or to increase any executive officer's bonus in excess of the bonus earned pursuant to the Plan. Unused bonus pool funds will be placed in the Performance Incentive Bonus Pool, which is used to fund incentive bonuses for all key employees excluding executive officers.  This summary is qualified by reference to the full text of the Plan, which is included in this proxy statement as Exhibit A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AFOR@ PROPOSAL II.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has adopted the ANHC Valuesline@ program in order to enable employees and shareholders to communicate (on a non-identifiable basis if so desired) with the NHC Compliance Officer, NHC executive officers, and the NHC Board.  The Valuesline toll free number is 800-526-4064 and is answered by an independent contractor who transmits the communication to the Compliance Officer and establishes a date by which the caller can obtain a response to the communication, if so requested.  The Compliance Officer will forward any inquiries to or about executive officers or directors to the Corporate Secretary, who will coordinate any necessary communication and response.  All shareholder communications concerning officers, directors, or corporate board questions are relayed to the Board of Directors.  The Compliance Officer meets at least annually with the Board in Executive Session.

SHAREHOLDER PROPOSALS

October 1, 2007 is the date by which proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by us for inclusion in our proxy statement and form of proxy.  Proposals submitted after October 1, 2007 will be considered untimely for the 2008 Annual Meeting of Shareholders pursuant to SEC Rule 14a-5(e).  Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company.  The Company utilizes the services of Automatic Data Processing, Inc. to disseminate its proxy materials.  In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

WEBSITE INFORMATION

The NHC website (www.nhccare.com) contains information on the Company, including all public filings (10-Qs, 10-Ks, Statements of Beneficial Ownership, 8-Ks and the like).  We also maintain the following documents on the website, all of which we hereby incorporate herein by reference as though copied verbatim:

- The Restated Audit Committee Charter,

- The Compensation Committee Charter,

- The Nominating and Corporate Governance Committee Charter,

- Valuesline information, and

- The NHC Code of Ethics.

The Code of Ethics has been adopted for all employees, officers and directors of the Company.  If there are any amendments or waivers to the Code of Ethics, it will be published on the website.  To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request.  All of our press releases for the last two years can be accessed on the press release page and there are also listings of the various services that the Company provides, a listing of the facilities and their locations, information on long-term care insurance, job opportunities and a link to the American Stock Exchange to access current trades of NHC stock.  The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

John K. Lines

Senior V.P. & General Counsel

March 23, 2007

Murfreesboro, Tennessee

Exhibit A

NHC EXECUTIVE OFFICER PERFORMANCE BASED

COMPENSATION PLAN

BE IT RESOLVED that the Board of Directors of National HealthCare Corporation does hereby adopt and recommend ratification by the shareholders of the Company the following "Executive Officer Performance Based Compensation Plan" (the "Plan"):

1.

Performance Incentive Bonus Pool (the "Pool").  The annual Pool shall be calculated as follows:  At the commencement of each calendar year the Board shall approve a pre-tax earnings goal.  If the pre-tax earnings goal is met, the Pool shall be formed of two components: first, a base award equal to $3 million and, second, a bonus award calculated as follows:

*  Shareholders must first receive a 15% return on beginning equity after including the expense of the $3 million base award;

*  An incentive bonus is then allowed equal to 30% of the amount in excess of the 15% return on beginning equity.

2.

Eligible Officers.  The Plan shall be available for the five most highly compensated executive officers of the Company as elected from time to time by the Board.  Currently there are five named executive officers, namely Robert G. Adams, President and Chief Executive Officer; D. Gerald Coggin, Senior Vice President, Corporate Relations; Donald K. Daniel, Senior Vice President & Controller; Charlotte A. Swafford, Senior Vice President & Treasurer; and Michael Ussery, Senior Vice President, Operations.

3.

Classes of Participation.  At the commencement of each calendar year the Compensation Committee of the Board of Directors (“Committee”) shall assign a percentage of the Pool to each of the executive officers.  Mr. Robert G. Adams was designated to receive 50% participation for 2006, with the other named executive officers each having received 12.5% participation.

4.

Administration of Plan.  The Committee shall recommend to the Board the appropriate classification for each executive officer, which shall be done at the commencement of each calendar year or upon the retention of employment of an executive officer.  The Committee shall also consult with and advise management as to the allocation of the balance of the incentive Pool to other company employees.  The Committee shall have the full power to interpret and administer the Plan.  The Committee shall have the full power and authority to reduce or eliminate altogether any bonus created pursuant to the Plan, but shall not have the power to re-allocate any executive officer's reduced bonus to any other executive officer or to increase any executive officer's bonus in excess of the bonus earned pursuant to the Plan.

This Plan was adopted and approved by the Board of Directors on the 20th day of December, 2006, and is to be submitted to the Company=s shareholders at the Annual Meeting of

Shareholders to be held April 24, 2007.

s/John K. Lines

Senior Vice President & General Counsel

Exhibit B

NATIONAL HEALTHCARE CORPORATION

RESTATED AUDIT COMMITTEE CHARTER

I.   Purpose

The primary functions of the Audit Committee are to assist the Board of Directors of National HealthCare Corporation (the “Company”) in fulfilling its oversight responsibilities with respect to: (i) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (ii) the Company’s auditing, accounting and financial reporting processes generally; (iii) the Company’s financial statements and other financial information provided by the Company to its stockholders, the public and others; (iv) the Company’s compliance with legal and regulatory requirements; and (v) the performance of the Company’s corporate audit department and independent auditors. Consistent with these functions, the Committee will encourage continuous improvement of, and foster adherence to, the Company’s policies, procedures and practices at all levels.

Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II.   Organization

The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, the American Stock Exchange and any other regulatory requirements.

Committee members shall be elected by the Board at the annual organizational meeting of the Board of Directors on the recommendation of the Nominating/Corporate Governance Committee; members shall serve until their successors shall be duly elected and qualified. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.  The Audit Committee shall report its recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

III.   Meetings

The Audit Committee shall meet four times per year on a quarterly basis, or more frequently as circumstances require. The Committee shall require members of management, the independent auditors and others to attend meetings and to provide pertinent information, as necessary. As part of its job to foster open communications, the Committee shall meet in separate executive sessions during each of its four regularly scheduled meetings with management and the Company’s independent auditors to discuss any matters that the Committee (or any of these groups) believes should be discussed privately.

IV.   Responsibilities and Duties

In recognition of the fact that the Company’s independent auditors are ultimately accountable to the Audit Committee, the Committee shall have the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors or nominate the independent auditors for shareholder approval. The Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities.

To fulfill its responsibilities and duties, the Audit Committee shall:

With respect to the independent auditors:

1.

Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.

2.

Have the sole authority to review in advance, and grant any appropriate pre-approvals of, (i) all auditing services to be provided by the independent auditors and (ii) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934, and (iii) connection therewith to approve all fees and other terms of engagement. The Committee shall also review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act of 1934 with respect to non-audit services.

3.

Review the performance of the Company’s independent auditors on at least an annual basis.

4.

On an annual basis, review and discuss with the independent auditors all relationships the independent auditors have with the Company in order to evaluate the independent auditors’ continued independence. The Committee: (i) shall ensure that the independent auditors submit to the Committee on an annual basis a written statement (consistent with Independent Standards Board Standards No. 1) delineating all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) shall discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors; and (iii) shall satisfy itself as to the independent auditors’ independence.

5.

At least annually, obtain and review an annual report from the independent auditors describing (i) the independent auditors’ internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

6.

Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s independent auditors has not performed audit services for the Company for each of the five previous fiscal years.

7.

Review all reports required to be submitted by the independent auditors to the Committee under Section 10A of the Securities Exchange Act of 1934.

8.

Review, based upon the recommendation of the independent auditors and the corporate audit department, the scope and plan of the work to be done by the independent auditors for each fiscal year.

With respect to financial statements:

1.

Review and discuss with management and the independent auditors the Company’s quarterly financial statements (including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements) prior to submission to stockholders, any governmental body, any stock exchange or the public.

2.

Review and discuss: (i) with management and the independent auditors the Company’s annual audited financial statements (including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

3.

Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

4.

Recommend to the Board of Directors, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

5.

Prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

Periodic and Annual Reviews:

1.

Periodically review separately with each of management and the independent auditors (i) any significant disagreement between management and the independent auditors in connection with the preparation of the financial statements, (ii) any difficulties encountered during the course of the audit (including any restrictions on the scope of work or access to required information), and (iii) management’s response to each.

2.

Periodically discuss with the independent auditors, without management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company’s financial statements.

3.

Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors or management. Review with the independent auditors and management at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

4.

Review with management, the independent auditors and the Company’s counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or other regulatory authorities with relevant jurisdiction.

5.

Obtain and review an annual report from management relating to the accounting principles used in preparation of the Company’s financial statements (including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof).

Discussions with Management:

1.

Review and discuss with management the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts and rating agencies.

2.

Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current of future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

3.

Inquire about the application of the Company’s accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company’s provisions for future occurrences which may have a material impact on the financial statements of the Company.

4.

Review and discuss with management (i) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies), and (ii) the program that management has established to monitor compliance with its code of business ethics and conduct for directors, officers and employees.

5.

Review and discuss with management all disclosures made by the Company concerning any material changes in the financial condition or operations of the Company.

6.

Obtain explanations from management for unusual variances in the Company’s annual financial statements from year to year, and review annually the independent auditors’ letter of the recommendations to management and management’s response.

With respect to the internal audit function and internal controls:

1.

Review, based upon the recommendation of the independent auditors, the scope, plan and personnel of the work to be done.

2.

In consultation with the independent auditors and management, (a) review the adequacy of the Company’s internal control structure and system, and the procedures designed to insure compliance with laws and regulations, and (b) discuss the responsibilities, budget and staffing needs of the corporate audit department.

3.

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Other:

1.

Review and approve all related-party transactions.

2.

Review and approve (i) any change or waiver in the Company’s code of business conduct and ethics for directors or executive officers, and (ii) any disclosure made on Form 8-K regarding such change or waiver.

3.

Establish the policy for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

4.

Review any management decision to seek a second opinion from independent auditors other than the Company’s regular independent auditors with respect to any significant accounting issue.

5.

Review with management and the independent auditors the sufficiency and quality of the financial and accounting personnel of the Company.

6.

Review and reassess the adequacy of this Charter annually and recommend to the Board any changes the Committee deems appropriate.

7.

The Committee shall conduct an annual performance evaluation.

8.

Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

V.   Resources

The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Committee.

This Charter is published on the Company’s website at www.nhccare.com.

PROXY

NATIONAL HEALTHCARE CORPORATION
100 Vine Street, Murfreesboro, Tennessee 37130
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Richard F. LaRoche, Jr. and/or John K. Lines as Proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National HealthCare Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at City Center on the 14th Floor, 100 Vine Street, Murfreesboro, Tennessee, on Tuesday, April 24, 2007, at 4:00 p.m. Central Daylight Time and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS I & II.

I. ELECTION OF	For nominees listed below:	___ For All
DIRECTORS	(1) Richard F. LaRoche, Jr.
___ Withhold All
(2) Lawrence C. Tucker
___ For All Except

To withhold authority to vote, mark AFor All
Except@ and write the nominee=s name on the line
below.
_________________________________

II. PROPOSAL TO RATIFY THE EXISTING NHC EXECUTIVE OFFICER PERFORMANCE BASED COMPENSATION PLAN.

____ FOR	____ AGAINST	____ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

******

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS I & II.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full name as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated: __________________________

_________________________________________

Signature

_________________________________________

Signature, if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.